EXHIBIT 23





                          Independent Auditors' Consent



We consent to the incorporation by reference in Registration Statements No.'s 33-99635, 33-99305, 33-77316 and 33-79132 on Forms S-8 of Research Industries
Corporation and subsidiaries of our report dated August 4, 1995, relating to the consolidated balance sheets of Research Industries Corporation and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, stockholders'equity, and cash flows for the years then ended, which report appears in the June 30, 1995 annual report on Form 10-K of Research Industries Corporation and subsidiaries.




                                      KPMG Peat Marwick LLP


Salt Lake City, Utah
September 26, 1995